Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors BloomZ Inc.:

We hereby consent to the inclusion in this Registration Statement of BloomZ Inc. and its subsidiaries (the “Company”) on Form F-1 amendment No. 3 of our report dated March 19, 2024, except for Note 14 as to which the date is June 14, 2024 related to the Form F-1 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended September 30, 2023 and 2022 which appears in this Registration Statement on Form F-1. Our report dated March 19, 2024, relating to the consolidated financial statements includes an emphasis paragraph relating to uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Diamond Bar, California

June 14, 2024